Filed pursuant to Rule 433
Registration Nos. 333-185337
and 333-185337-06

Free Writing Prospectus
Dated June 3, 2014

$1bln CNH Equipment Trust 2014-B

Jt-Leads:  CITI(str), Cr Ag, RBS

Cos:       BNP, CS, Fifth Third

CL	$SIZE (mm)	S&P/M	WAL	EXP	LGL	BENCH	Sprd bp	Yld %	Px	Cpn %
A-1	188.00	A-1+/P-1	0.34	2/17/15	6/15/15	Yld	—	0.190	100.00000	0.19
A-2	315.00	AAA/Aaa	1.04	2/16/16	8/15/17	EDSF	21	0.485	99.99530	0.48
A-3	310.00	AAA/Aaa	2.30	7/17/17	5/15/19	ISWAP	25	0.913	99.99711	0.91
A-4	164.07	AAA/Aaa	3.74	5/15/18	5/17/21	ISWAP	36	1.625	99.96547	1.61
B	22.497	A+/A2	3.93	5/15/18	11/15/21	ISWAP	60	1.944	99.97665	1.93

BILL & DELIVER: Citi

BBG TICKER: CNH 2014-B

REGISTRATION: Public

EXPECTED RATINGS: S&P/Moody’s

EXPECTED SETTLE: 6/11/14

FIRST PAY DATE: 7/15/14

ERISA ELIGIBLE: Yes

DENOMS: $1k/$1.00

PXG SPEED: 20%CPR/ 10% Call

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.